Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-261180 on Form S-3 and Registration Statement No. 333-220949 on Form S-8 of VICI Properties Inc. of our report dated February 16, 2022, relating to the financial statements of MGM Growth Properties Operating Partnership LP appearing in this Current Report on Form 8-K dated April 18, 2022.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

April 18, 2022